Exhibit 5.1
May 6, 2010
Board of Directors
CSX Corporation
500 Water Street
Jacksonville, Florida 32202
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) of CSX Corporation (the “Corporation”) related to the registration of 14,000,000 shares of the Corporation’s common stock, par value $1.00 per share (“Common Stock”), which are to be offered or sold pursuant to the 2010 CSX Stock and Incentive Award Plan (the “Plan”). I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate for rendering the opinions hereinafter expressed.
I am admitted to practice law in the Commonwealth of Virginia and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.
The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:
     A. I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Corporation) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.
     B. I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Corporation that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.
     C. I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Corporation.
     D. I have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the Virginia Stock Corporation Act and the Corporation’s Articles of Incorporation, as amended, and Bylaws, as amended.
     E. I express no opinion as to the effect or application of any laws or regulations other than the Virginia Stock Corporation Act and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.
Based upon the foregoing, and upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance there will be authorized but unissued shares of Common Stock available to the Corporation in sufficient amounts, I am of the opinion that:

1.     Upon the issuance and delivery of the Shares upon the exercise of options granted under the Plan in accordance with the terms of such options and the Plan, and upon the Corporation’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Corporation and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid and nonassessable.
2.     Upon the issuance and delivery of the Shares pursuant to awards of restricted stock, stock appreciation rights, performance awards or other stock unit awards granted under the Plan in accordance with the terms of such awards and the Plan, and upon the Corporation’s receipt of lawful and adequate consideration therefor not less than the par value thereof, as determined by the Board of Directors of the Corporation and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid, and nonassessable.
I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
This letter does not address any matters other than those expressly addressed herein.

Very truly yours,
/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs General Counsel and Corporate Secretary